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                                                                  EXHIBIT 10.22

                                DCD CORPORATION
                                600 HIGHWAY 169
                             2000 INTERCHANGE TOWER
                             MINNEAPOLIS, MN 55426

September 27, 1996

Mr. Robert W. Brandel
14500 McGinty Road West
Wayzata, MN 55391

Re:     Employment Terms

Dear Mr. Brandel:

        DCD Corporation (the "Company") is pleased to offer you the position of Vice President and General Manager, on the terms set forth below. When you countersign this letter accepting this offer of employment (provided the closing of the merger between the Company and a subsidiary of DataWorks Corporation has occurred), you will receive as soon as practicable from the Company a "retention bonus" of $80,000. However, this retention bonus is conditioned upon your continued full-time employment with the Company for two years following the date of your countersignature, and in the event your employment terminates prior to such time (unless terminated by the Company without cause), you will be required to return to the Company immediately following such termination the portion of your retention bonus equal in proportion to the remaining portion of your two year obligation described in this sentence.

        Your compensation will be $180,000 per annum, less payroll deductions and all required withholdings, and you will be entitled to additional compensation, including stock options, as may be agreed upon by you and the Company. You will be paid on the Company's normal paydays and you will be eligible for the standard Company benefits. As an exempt salaried employee, you will be expected to work the hours required by the nature of your work assignments. The Company may modify your position, duties, work location, compensation and benefits from time to time as it deems necessary.

        As a Company employee, you will be expected to abide by Company rules and regulations, and (if requested by the Company) sign and comply with a confidentiality agreement or a proprietary information and inventions agreement, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

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Mr. Robert W. Brandel
September 27, 1996
Page Two

        Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

        The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and all prior employment agreements between you and the Company.

                                        Sincerely,

                                        DCD CORPORATION


                                        /s/ Norman R. Farquhar, E.V.P. & C.F.O.
                                        ----------------------------------------
                                        Name and Title

Accepted by:


/s/ Robert W. Brandel
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Robert W. Brandel

September 27, 1996
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Date